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                                                                      EXHIBIT 99
[AGL Resources Inc.]                              NEWS RELEASE

FOR IMMEDIATE RELEASE                             CONTACT:   Ross Willis
September 10, 1998                                           (404) 584-3769


                 ATLANTA GAS LIGHT COMPANY NAMES NEW PRESIDENT

     AGL Resources Inc. today named Paula G. Rosput to be president and chief operating officer of Atlanta Gas Light Company. Atlanta Gas Light Company is the natural gas utility distributing subsidiary of AGL Resources, an Atlanta-based New York Stock Exchange listed utility holding company. Ms. Rosput was previously president & CEO of Houston-based Duke Energy Power Services, a subsidiary of Duke Energy, the nation's largest energy services company. She will assume her new responsibilities on September 21, 1998.

     "We are delighted to have a superb leader and intellect, Paula Rosput, as president of Atlanta Gas Light Company," said Walter M. Higgins, president and CEO of AGL Resources. "Her wealth of experience in gas and electric utilities, natural gas pipelines and competitive energy businesses will help the company as it prepares for the rapidly changing and increasingly competitive utility industry."

     Ms. Rosput has served as president of Duke Energy Power Services since June 1997. An honor graduate in economics of Wellesley College, she was president of PanEnergy Power Services, Inc. prior to PanEnergy's merger with Duke Power last year; senior vice president at Pacific Gas Transmission, a gas pipeline company; and a manager at Pacific Gas & Electric, the nation's largest utility company.

     Higgins expressed appreciation to Catherine Land-Waters, who has been the acting utility president since May of 1998. Ms. Waters will continue her previous job as Atlanta Gas Light Company's vice president of Customer Service, reporting to Ms. Rosput.

     Ms. Rosput serves as director of Duke Energy Power Services, LLC, The Electric Power Association, United American Energy Company, Southwest Power Pool, and Escape Family Resource Center. She is a trustee of the North American Electric Reliability Council and a member of the management committee, American Ref-Fuel Company, the Wellesley Business Leadership Council and the National Coal Council. She is a former director of the Northwest Gas Association, the faculty of the Institute of Public Utilities, Michigan State University Annual Regulatory Studies Program, and the management committee, Midland Cogeneration Venture.

     Atlanta Gas Light Company most recently has been in the news as its Georgia natural gas market is opening to competition. Beginning in November, the company's 1.4 million Georgia customers will be able to choose a competitive gas marketer. In implementing changes to prepare for that competition, the company also is taking steps to strengthen its

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presence in the energy marketplace and expand its capabilities throughout the
Southeast.

     Atlanta Gas Light Company is the eighth-largest natural gas distribution company in the U.S., and the largest in the Southeast, serving customers in most of Georgia and, through Chattanooga Gas, in southern Tennessee.